EXHIBIT 10.2

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 29th day of March 2006 (the “Effective Date”), by and between New Century Financial Corporation, a Maryland corporation (the “Corporation”) and Robert K. Cole, an individual (the “Executive”).

RECITALS

THE CORPORATION AND THE EXECUTIVE ENTER INTO THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Executive is currently employed by the Corporation as its Chief Executive Officer.

B. The Corporation and the Executive desire to continue the Executive’s employment with the Corporation on different terms and conditions as hereinafter set forth and to provide for the Executive’s retirement.

C. This Agreement shall govern the employment relationship between the Executive and the Corporation from and after the Effective Date and will supersede and negate all previous agreements with respect to such relationship, including, without limitation, that certain Employment Agreement effective as of January 1, 2004, by and between the Executive and the Corporation, as it has subsequently been amended (the “Prior Employment Agreement”).

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the Corporation and the Executive agree as follows:

1. Transition and Retirement.

1.1	Employment. The Corporation hereby employs the Executive, and the Executive agrees to serve, as the Corporation’s Chief Executive Officer (“CEO”) for the period commencing on the Effective Date and continuing through the earlier of June 30, 2006 or the Retirement Date (as defined below) on the terms and conditions expressly set forth in this Agreement. The Executive hereby irrevocably resigns, effective as of the close of business on June 30, 2006, as CEO and as an officer in any other capacity, and as a member, manager, director and in any other capacity with the Corporation and each of its affiliates, except that the Executive shall continue to be an executive of the Corporation during the Period of Employment on the terms set forth below (but not the CEO) and, subject to his reelection as a director of the Corporation, to serve as a member of the Board. As used herein, the “Period of Employment” shall be the period commencing on the Effective Date and ending on the earlier of (i) the close of business on December 31, 2006 (subject to extension by the Board to a later date with the Executive’s consent), or (ii) the date of termination of the Executive’s employment pursuant to Section 4.1 (the last day on which the Executive is employed by the Corporation pursuant to this sentence is referred to herein as the “Retirement Date”). The Executive shall have no further rights under or with respect to the Prior Employment Agreement other than as provided in Section 2.2.

1.2	Release. Concurrent with the execution of this Agreement, the Executive and the Corporation shall execute and deliver to each other the Mutual General Release Agreement attached hereto as Exhibit A. Notwithstanding anything else contained in this Agreement to the contrary, this Agreement shall be null and void if the Executive revokes such Mutual General Release Agreement (or the release contained therein) within any revocation period afforded by applicable law.

1.3	Retirement. The Executive hereby irrevocably retires as an employee of the Corporation and from any other office or position (other than as a member of the Board) that he may hold with the Corporation or any of its affiliates, effective as of the Retirement Date. The parties agree that the Executive waives any right or claim to reinstatement as an employee of the Corporation and agrees not to seek employment with the Corporation or its affiliates after the Retirement Date. The Executive shall have no further employment or contractual relationship with the Corporation or any of its affiliates (except as to the contractual relationship that arises out of this Agreement and its attachments) after the Retirement Date. As a condition of any obligation of the Corporation to the Executive pursuant to Section 4.2, on the Retirement Date, the Executive shall execute and deliver to the Corporation a Supplemental Release Agreement (“Supplemental Release”) in the form attached hereto as Exhibit B provided that the Corporation is willing to concurrently execute and deliver to the Executive that same document. The Executive’s failure or refusal to execute the Supplemental Release shall have no effect on the Corporation’s obligations to the Executive pursuant to Section 4.2 if the Corporation is not willing to execute the Supplemental Release.

1.4	Duties; No Other Employment. During the Period of Employment, the Executive shall devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Corporation, and hold no other employment. Nothing herein shall preclude the Executive from (i) continuing to serve on the boards of directors of the corporations or entities listed on Exhibit C attached hereto, (ii) serving on such other boards of directors of other business entities as the Board approves in writing (which approval shall not be unreasonably withheld), (iii) engaging in a reasonable level of charitable activities and community affairs, including serving on boards of directors or the equivalent, and (iv) managing his personal investments and affairs, provided that such activities do not materially interfere with the effective discharge of his duties and responsibilities to the Corporation. The Corporation hereby agrees that the Executive’s service on the boards of directors of the entities listed on Exhibit C and any other entities approved by the Board shall not be deemed a violation of the non-competition and non-solicitation provisions of this Agreement. However, the Corporation shall have the right to require the Executive to resign from any board or similar body on which he may now or in the future serve if the Board reasonably determines that such service materially interferes with the effective discharge of the Executive’s duties and responsibilities to the Corporation or that any business related to such service is then in material competition with any business of any entity within the Corporation or any of its affiliates. The Executive shall also be subject to the corporate policies of the Corporation as they are in effect with respect to the Corporation’s executives generally from time to time throughout the Period of Employment (including, without limitation, the Corporation’s insider trading policy, Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers, as they may change from time to time).

2. Compensation.

2.1	Base Salary. The Executive’s base salary for the Period of Employment (the “Base Salary”) shall be at a rate of FIVE HUNDRED AND NINETY-SEVEN THOUSAND DOLLARS ($597,000) per annum and shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments.

2.2	Annual Incentive Bonus. The Executive shall be eligible to receive an incentive bonus with respect to the 2006 calendar year in an amount to be determined and paid in accordance with the terms of the Prior Employment Agreement (including Exhibit A thereto). In the event that the Period of Employment is extended beyond 2006 pursuant to Section 1.1, the Executive’s right to receive any bonuses with respect to services performed after 2006 shall be determined in the sole discretion of the Board.

3. Benefits.

3.1	Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Corporation to the Corporation’s senior executives generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time; provided, that the Executive shall not be eligible to participate in any new supplemental executive retirement program other than as provided in Section 4.2(b)(v).

3.2	Reimbursement of Business Expenses. The Corporation shall reimburse the Executive for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out his duties to the Corporation under this Agreement, subject to the Corporation’s expense reimbursement policies in effect from time to time. In addition, the Corporation shall reimburse the Executive for or pay the reasonable legal fees incurred by the Executive relating to the negotiation and preparation of this Agreement. Concurrently with the execution of this Agreement, the Executive shall provide the Corporation with an estimate of such legal fees.

3.3	Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation at a rate of six (6) weeks per year (or such greater vacation benefits as may be provided under the vacation policies applicable to the Corporation’s senior executives in effect from time to time), subject to the Corporation’s policies regarding vacation accruals (including, without limitation, limits on the amount of vacation that may be accrued and untaken before future accruals cease). The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Corporation.

3.4	Automobile Expenses. During the Period of Employment, the Corporation shall provide the Executive with an automobile allowance of $500 per month.

4. Termination of Employment.

4.1	Termination. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Corporation: (i) with Cause (as defined in Section 4.4), or (ii) on no less than thirty (30) days prior written notice to the Executive, without Cause, or (iii) in the event of the Executive’s death. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Executive.

4.2	Benefits Upon Termination. Upon the termination of the Executive’s employment with the Corporation for any reason by the Corporation or by the Executive, the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except as provided in this Section 4.2.

(a) If the Executive’s employment is terminated by the Corporation for Cause, the Corporation shall pay the Executive any Accrued Obligations (as defined in Section 4.4).

(b) If the Executive’s employment is terminated by the Executive or by the Corporation for any reason other than a termination by the Corporation for Cause, including (without limitation) upon the expiration of the Period of Employment as provided in Section 1.1, the Corporation shall, subject to the following provisions of this Section 4.2 and the provisions of Section 4.3, pay the Executive (or, in the event of his death, the Executive’s estate) the Accrued Obligations and, subject to Section 23, the following benefits:

(i) The Corporation shall pay the Executive an amount, subject to tax withholding and other authorized deductions, equal to TWO MILLION, SIX HUNDRED AND THIRTY-SIX THOUSAND, FIVE HUNDRED AND THIRTY-NINE DOLLARS ($2,636,539), such amount to be paid in a series of substantially equal installments (not less frequently than monthly) over a period commencing with the Retirement Date and continuing through the third anniversary of the Retirement Date.

(ii) The Corporation will continue to provide the Executive with medical insurance coverage (the “Continuation Coverage”) substantially similar to medical coverage provided to the Corporation’s active executive employees from time to time. The Corporation shall provide the Continuation Coverage to the Executive on a fully insured basis that satisfies the requirements of Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”). The Executive will not be charged a premium for the Continuation Coverage but will be responsible for any required payments, including without limitation, deductibles, copayments, and coinsurance. The Continuation Coverage shall include coverage for the Executive’s spouse and dependent children who meet the eligibility requirements for medical coverage for spouses and dependent children of the Corporation’s active executive employees. The Executive’s Continuation Coverage shall continue until the earliest of (1) the Executive’s death; (2) the date the Executive becomes eligible for coverage under the health plan of a future employer of him; or (3) the date the Corporation or its affiliates ceases to offer any group medical coverage to its active executive employees. Coverage for the Executive’s spouse and dependents will continue until the earlier of (1) the date the Executive’s coverage terminates (other than a termination of the Executive’s coverage due to the Executive’s death) or (2) the date the spouse or dependent ceases to meet the eligibility requirements for medical coverage for spouses and dependent children of the Corporation’s active executive employees. Upon the Executive, or his spouse or dependent(s), becoming eligible for Medicare, benefits under the Continuation Coverage to such person shall be paid as if the individual is enrolled in Medicare, even if the individual is not actually enrolled in Medicare. Notwithstanding anything herein to the contrary, if the Corporation determines that it is impractical or infeasible to provide the Continuation Coverage and the Executive, his spouse and his dependents are able to obtain such medical coverage elsewhere, the Corporation may in lieu thereof provide the Executive with monthly cash payments equal to the monthly premium for medical coverage that the Executive, his spouse and his dependants have to pay for materially similar coverage, with a full tax gross-up of such amount to the extent necessary so that the Executive will have no after-tax cost for such payments.

(iii) The Corporation will provide financial planning assistance to the Executive for a period of twenty-four (24) months following the Retirement Date, provided that in no event shall the Corporation’s aggregate costs for providing such assistance exceed thirty thousand dollars ($30,000).

(iv) Notwithstanding anything else contained in any applicable plan document or award agreement to the contrary, any stock options and other equity-based awards granted to the Executive by the Corporation that are outstanding as of the Retirement Date shall continue to vest and become exercisable in accordance with the terms of such options and other awards for so long as the Executive continues to serve as a member of the Board. Upon the termination of the Executive’s service as a Board member, any stock options and other equity-based awards granted to the Executive by the Corporation, to the extent then outstanding and not otherwise vested, shall become fully vested as of the date of such termination of Board service and, in the case of options, shall be exercisable in accordance with the termination of service provisions applicable to such options (including, without limitation, the maximum term of such options).

(v) The Executive shall be entitled to participate in the Corporation’s 2006 Supplemental Executive Retirement Plan (the “SERP”), subject to the terms and conditions set forth in the SERP. A copy of the SERP is attached hereto as Exhibit D.

(vi) The Corporation shall pay the Executive a pro-rated share of any bonus otherwise payable to the Executive pursuant to Section 2.2 above, for the period from the beginning of the fiscal year in which the Retirement Date occurs through the Retirement Date, based on the actual performance for such fiscal year. Such bonus shall, subject to Section 23, be paid when bonuses for such year are paid generally to the Corporation’s active executives.

The foregoing provisions of this Section 4.2 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any) and/or the SERP; (iv) any rights that the Executive may have under and with respect to a stock option, restricted stock, dividend equivalent right, or other equity-based award, to the extent that such award was granted before the Effective Date and to the extent expressly provided in the written agreement evidencing such award; or (v) any right to indemnification the Executive may have from the Corporation or the Executive’s right to be covered under any applicable insurance policy, with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Corporation or its affiliates, including, without limitation, pursuant to Section 22.

4.3	Conditions to Termination Benefits; Exclusive Remedy.

(a) This Section 4.3 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Corporation obligation to the Executive pursuant to Section 4.2(b), (i) the Executive shall have provided the Corporation with a valid, executed Supplemental Release as contemplated by Section 1.3, and such Supplemental Release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law, and (ii) the Executive shall have complied with any and all covenants set forth in Section 7 hereof. The Corporation shall have no obligation to make any payment or provide any benefit to the Executive pursuant to Section 4.2(b) unless and until the Supplemental Release becomes irrevocable by the Executive under the Age Discrimination in Employment Act of 1967, or at any time after a breach by the Executive of any covenant set forth in Section 7.

(b) The Executive agrees that the payments contemplated by Section 4.2 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Corporation and the Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement, and there shall be no offset against any amounts due to the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. All amounts paid to the Executive pursuant to Section 4.2 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages and, subject to all applicable laws and regulations, shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Corporation may have against the Executive or others.

4.4	Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) prior to the Retirement Date;

(ii) any incentive bonus payable pursuant to Section 2.2 that had been earned as of the Retirement Date but had not previously been paid;

(iii) any reimbursement due to the Executive pursuant to Section 3.2 for expenses incurred by the Executive prior to the Retirement Date; and

(iv) any other amounts or benefits required to be paid or provided by law or under any employee benefit plan, program, policy or practice of the Corporation (other than benefits in the nature of severance pay under any such plan, program, policy or practice).

Subject to Section 23, all amounts in (i), (ii) and (iii) shall be paid promptly after the Retirement Date and the amounts and benefits in (iv) shall be paid or provided in accordance with their terms.

(b) As used herein, “Cause” shall mean either of the following:

(i) with respect to any time during the Period of Employment in which the Executive is serving as the CEO, that any of the following events or contingencies exists or has occurred:

(A) the Executive is convicted of, or pleads guilty or nolo contendre to, a felony (whether or not involving the Corporation or any of its affiliates), which constitutes a crime of moral turpitude and/or is punishable by imprisonment in a state or federal correction facility; or

(B) the Executive commits an act involving willful malfeasance or gross negligence; or

(C) the Executive commits an act of fraud or material dishonesty, whether before or at any time after the Effective Date;

(D) the Executive willfully and repeatedly fails or refuses to perform his duties as required by this Agreement on an exclusive and full-time basis; provided that there shall be no determination of Cause pursuant to this subparagraph (D) unless the Executive shall have received written notice from the Board stating the nature of such failure or refusal and affording the Executive at least ten (10) days to correct the act or omission asserted to constitute Cause; or

(E) the willful and material violation by the Executive of any reasonable rule, regulation or policy of the Corporation applicable to senior executives of the Corporation unless such violation is cured to the satisfaction of the Board promptly following written notice by the Board to the Executive; or

(ii) at any time during the Period of Employment (whether or not the Executive is then serving as the CEO), a breach by the Executive of any of the covenants set forth in Section 7 hereof or, prior to the Period of Employment, a breach by the Executive of any similar covenant under the Prior Employment Agreement.

A determination by the Board that Cause exists shall be effective only if approved by at least a majority of the Board (not counting the Executive if he is then a member of the Board) voting in person at a meeting at which Executive is entitled to be present (with counsel) and respond to any basis that may be asserted as constituting Cause (a summary of which shall be supplied to the Executive in writing at least five (5) days before any such meeting). For purposes of Section 4.4(b)(i), no act or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Corporation.

5.	Section 280G Gross-Up. The Executive shall be covered by the tax gross-up provisions set forth in Exhibit E hereto, incorporated herein by this reference.

6.	Means and Effect of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination. Upon the occurrence of any such termination, the Executive shall be deemed to have resigned as a officer and employee of the Corporation and its affiliates as of the Retirement Date without the giving of any notice or taking of any other action.

7.	Protective Covenants.

7.1	Confidential Information. As a material part of the consideration for the Corporation’s commitment to the terms of this Agreement, the Executive hereby agrees that the Executive will not at any time (whether during or after the Executive’s employment with the Corporation), other than in the course of the Executive’s duties hereunder, disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Corporation or any of its affiliates (collectively, “Confidential Information”); provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Executive’s breach of this covenant. The Executive further agrees that the Executive will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Corporation or any of its affiliates (the Corporation and its affiliates are referred to, collectively, as the “Company Group”). Notwithstanding the foregoing, this Section 7.1 shall not apply when (i) disclosure of Confidential Information is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make available such information (provided, however, that the Executive shall immediately notify the Corporation in writing upon receiving a request for such information), or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including but not limited to enforcement of this Agreement.

7.2	Return of Confidential Material. The Executive shall promptly deliver to the Corporation upon the termination of Executive’s employment with the Corporation, for any reason, or any time the Corporation may so request, all memoranda, notes, records, reports, manuals, charts, and any other documents of a confidential nature belonging to the Company Group, including all copies, wherever and however located, including electronically, of such materials which the Executive may then possess or have under the Executive’s control. Upon termination of the Executive’s employment with the Corporation, the Executive shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company Group.

7.3	No Competing Employment. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Corporation, the amount of sensitive and confidential information involved in the discharge of the Executive’s position with the Corporation, and the harm to the Corporation that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, the Executive hereby expressly agrees that, during the Period of Employment and for a period of one year following the Severance Date (or, if longer, during any period in which the Executive is receiving severance or other payments from the Corporation hereunder), the Executive shall not, without prior written approval of the Corporation, directly or indirectly own an interest in, manage, operate, join, control, lend money or render financial assistance to, as an officer, employee, partner, stockholder, consultant or otherwise, any individual, partnership, firm, corporation or other business organization or entity that, at such time directly competes with the Company Group in the business of, underwriting, purchasing, securitizing, selling or servicing residential mortgage loans and lines of credit (a “Competing Company”). Notwithstanding the foregoing, the Executive shall be entitled to own up to 5% of the outstanding securities of any entity if such securities are registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended, and, upon approval of the Board, the Executive shall be entitled to purchase securities of a Competing Company entity if such securities are offered to investors irrespective of any employment or other participation in the entity by the investor. Furthermore, the Executive may hold less than five percent (5%) interest in mutual funds, private equity funds, hedge funds and similar pooled entities that have interest in competing entities so long as such investments are completely passive; provided, however, that in no event shall the Executive’s aggregate ownership (whether such ownership is direct or through a fund or other entity) in any Competing Company exceed 5% of the outstanding securities of such entity.

7.4	Prohibition on Solicitation of Customers. During the Period of Employment and for a period of one year following the Severance Date (or, if longer, during any period in which the Executive is receiving severance or other payments from the Corporation hereunder), the Executive shall not, directly or indirectly, either for the Executive or for any other person or entity, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company Group, nor shall the Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship. The foregoing shall not be violated by general advertising of a customary nature not targeted at such persons or entities, nor by serving as a reasonable and customary reference upon request.

7.5	Prohibition on Solicitation of the Company’s Employees or Independent Contractors After Termination. During the Period of Employment and for a period of one year following the Severance Date (or, if longer, during any period in which the Executive is receiving severance or other payments from the Corporation hereunder), the Executive will not directly or indirectly solicit any of the Company Group’s employees, agents, or independent contractors to leave the employ of the Company Group for a Competing Company. The foregoing shall not be violated by general advertising of a customary nature not targeted at such employees, agents or independent contractors, nor be serving as a reasonable and customary reference upon request.

7.6	Right to Injunctive and Equitable Relief. The Executive’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Section 7 are of a special and unique character, which gives them a peculiar value. The Corporation cannot be reasonably or adequately compensated in damages in an action at law in the event the Executive breaches such obligations, and the breach of such obligations would cause irreparable harm to the Corporation. Therefore, the Executive expressly agrees that the Corporation shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Corporation may possess. Furthermore, the obligations of the Executive and the rights and remedies of the Corporation under this Section 7 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or confidential information.

7.7	Cooperation. The Executive agrees that the Period of Employment and thereafter, he shall respond to all reasonable inquiries of the Corporation about any matters concerning the Corporation or its affairs that occurred or arose during the Executive’s employment by the Corporation, and the Executive further agrees to reasonably cooperate with the Corporation in investigating, prosecuting and defending any charges, claims, demands, liabilities, causes of action, lawsuits or other proceedings by, against or involving the Corporation relating to the period during which the Executive was employed by the Corporation or relating to matters of which the Executive has or should have knowledge or information. The Executive further agrees that, except as required by law, the Executive will at no time voluntarily serve as a witness or offer written or oral testimony against the Corporation in conjunction with any complaints, charges or lawsuits brought against the Corporation by or on behalf of any current or former employees, or any governmental or administrative agencies related to his period of employment and will provide the Corporation with notice of any subpoena or other request for such information or testimony.

7.8	Remedy for Breach of Section 7. In the event the Executive willfully breaches any provision contained in this Section 7 in any material manner, and notwithstanding anything else to the contrary, then, in addition to any other legal remedies the Corporation may have, the Corporation shall have the right to take any or all of the following actions: (a) terminate the payments and benefits contemplated by this Agreement and/or (b) terminate any and all stock options and other equity-based awards theretofore granted to the Executive by the Corporation (to the extent not theretofore exercised or paid, as applicable); provided, however, that if a cure is reasonably possible in the circumstances, the Corporation shall provide the Executive with written notice of the breach and shall not take any of the above actions unless the Executive fails to cure the breach within ten (10) business days’ after such notice.

8.	Withholding Taxes. Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

9.	Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any such attempted assignment and delegation shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 9, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Corporation with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder.

10.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

11.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

12.	Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary. (The Executive and the Corporation are sometimes referred to in this Agreement as the “parties” hereto.)

13.	Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14.	Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior or contemporaneous agreements of the parties hereto and that directly or indirectly bear upon the subject matter hereof (including, without limitation, the Prior Employment Agreement except to the extent necessary to effect Section 2.2 and Section 4.4(b)), other than any prior agreement relating to any right to indemnification the Executive may have from the Corporation or the Executive’s right to be covered under any applicable insurance policy, with respect to any liability the Executive incurred or may incur as an employee, officer or director of the Corporation or its affiliates. Any negotiations, correspondence, agreements, proposals or understandings prior to the Effective Date relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein. This Agreement is an integrated Agreement.

Any written agreement evidencing a stock option or other equity-based incentive previously granted by the Corporation is outside of the scope of this Agreement as to the terms and conditions of the award evidenced by such agreement.

15.	Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

16.	Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

17.	Arbitration. Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of the Executive’s employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties hereto acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment. The parties agree hereto that the Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The Executive and the Corporation further agree that in any proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs (other than forum costs associated with the arbitration) incurred by it or him in connection with resolution of the dispute in addition to any other relief granted. Notwithstanding this provision, the parties hereto may mutually agree to mediate any dispute prior to or following submission to arbitration.

18. Notices.

(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties hereto as follows:

(i) if to the Corporation:

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

Attn: General Counsel

with a copy to:

New Century Financial Corporation

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

Attn: Lead Director

(ii) if to the Executive, to the Executive’s last address as reflected on the books of the Company.

(b) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 18 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

19.	Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

20.	Provisions that Survive Termination. The provisions of Sections 4.2, 4.3, 4.4, 5, 7 through 19, 21 and 22, and this Section 20, and any other section hereof that by its terms is required to survive under the circumstances shall survive any termination of the Period of Employment.

21.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties hereto reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.	Indemnification.

(a) The Corporation agrees that (i) if the Executive is made a party, or is threatened to be made a party, to any threatened or actual action, suit or proceeding whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) by reason of the fact that he is or was a director, officer or employee of the Corporation or is or was serving at the request of the Corporation as a director, officer, member, employee, agent, manager, consultant or representative of another person or (ii) if any claim, demand, request, investigation, controversy, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, that arises out of or relates to the Executive’s service in any of the foregoing capacities, whether arising before or after the Effective Date, then the Executive shall promptly be indemnified and held harmless by the Corporation to the fullest extent legally permitted or authorized by the Corporation’s certificate of incorporation, bylaws or Board resolutions or, if greater, by the laws of the State of Maryland, against any and all costs, expenses, liabilities and losses (including, without limitation, attorney’s fees, judgments, interest, expenses of investigating, defending or obtaining indemnity with respect to any Proceeding or Claim, penalties, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, officer or employee of the Corporation or a director, officer, member, employee, agent, manager, consultant or representative of such other person and shall inure to the benefit of the Executive’s heirs, executors and administrators. To the extent permitted by law, the Corporation shall advance to the Executive all costs and expenses incurred by him in connection with any such Proceeding or Claim within thirty (30) days after receiving written notice requesting such an advance. Such notice shall include, to the extent required by applicable law, an undertaking by the Executive to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.

(b) Neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination in connection with any request for indemnification or advancement under Section 22(a) that the Executive has satisfied any applicable standard of conduct, nor a determination by the Corporation (including its Board, independent legal counsel or stockholders) that the Executive has not met any applicable standard of conduct, shall create a presumption that the Executive has not met an applicable standard of conduct.

(c) During the Period of Employment and for a period of six (6) years thereafter, the Corporation shall keep in place a directors and officers’ liability insurance policy (or policies) providing comprehensive coverage to the Executive to the extent that the Corporation provides such coverage for any other present or former senior executive or director of the Corporation.

(d) The provisions of this Section 22 shall apply to the estate, executor, administrator, heirs, legatees or devisees of the Executive.

23.	Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A of the Code (“Code Section 409A”), the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the date which is six (6) months after his termination of employment for any reason other than death, or (ii) the date of the Executive’s death. Furthermore, with regard to any benefit to be provided upon a termination of employment, to the extent required by Code Section 409A, the Executive shall pay the premium for such benefit during the aforesaid period and be reimbursed by the Corporation therefor promptly after the end of such period. Any amounts otherwise payable to the Executive following a termination of his employment that are not so paid by reason of this Section 23(a) shall be paid as soon as practicable after the date that is six (6) months after the termination of the Executive’s employment (or, if earlier, the date of the Executive’s death). The provisions of this Section 23(a) shall only apply if, and to the extent, required to comply with Code Section 409A.

(b) The Corporation shall use its best efforts to design, administer and timely amend (to the extent necessary) its benefit plans, programs, agreements, awards and arrangements with, covering, granted to, or in which the Executive participates so as to comply with the requirements of Code Section 409A. Any amendment required pursuant to the preceding sentence shall be designed to preserve the intended benefits to the maximum extent reasonably possible. To the extent the Executive’s consent is required to effect any such amendment, the Executive agrees to so consent.

(c) To the extent that this Agreement or any plan, program or award of the Corporation in which the Executive participates or which has been or is granted by the Corporation to the Executive, as applicable, is subject to Code Section 409A, the Corporation and the Executive agree that the terms and conditions of plan, program or award shall be construed and interpreted to the maximum extent reasonably possible, without altering the fundamental intent of the agreement, to comply with Code Section 409A.

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IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the Effective Date.

“CORPORATION”

New Century Financial Corporation,
a Maryland corporation

By: /s/ Stergios Theologides
Print Name: Stergios Theologides
Title: Executive Vice President—Corporate Affairs
and General Counsel

“EXECUTIVE”

/s/ Robert K. Cole

Robert K. Cole